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NEWS RELEASE                                                           EXHIBIT 1


                                                                   Trish Scorpio
                                                                    612/853-4717



                CERIDIAN SUCCESSFULLY COMPLETES TENDER OFFER FOR
                         ABR INFORMATION SERVICES, INC.

MINNEAPOLIS, June 7, 1999 -- Ceridian Corporation (NYSE: CEN) announced today that it has completed its tender offer for all of the outstanding shares of voting common stock of ABR Information Services, Inc. (Nasdaq: ABRX). The offer expired at 12:00 midnight, New York City time, on June 4, 1999. Ceridian, through a wholly owned subsidiary, accepted for purchase all ABR shares validly tendered and not withdrawn prior to the expiration of the offer.

As previously announced, pursuant to a Merger Agreement with ABR Information Services, Inc., on May 7, 1999, Ceridian's wholly owned subsidiary commenced a tender offer for all of the outstanding shares of voting common stock of ABR at $25.50 per share in cash.

Approximately 28,303,894 shares of ABR Information Services, Inc. were validly tendered and not withdrawn (including 724,616 shares which were tendered pursuant to guaranteed delivery procedures). As a result, upon payment for the shares, Ceridian will beneficially own approximately 98.4% of the total number of outstanding shares of voting common stock of ABR. Payment for shares validly tendered and not withdrawn is expected to be made by The Bank of New York, acting as depositary for the tender offer, promptly in accordance with the terms of the offer.

Pursuant to the Merger Agreement and after complying with applicable state law procedures, Ceridian's wholly owned subsidiary will effect a cash merger with ABR, after which ABR will become a wholly owned subsidiary of Ceridian and the remaining shares of ABR not owned by Ceridian's wholly owned subsidiary will be exchanged for $25.50 per share in cash.

Ceridian Corporation (www.ceridian.com) is a leading information services company that serves the human resources, transportation and media information markets. Ceridian's human resources businesses include Ceridian Employer Services, a provider of human resource management systems and payroll and tax filing services in the U.S. and Canada; Ceridian Performance Partners, a provider of fully integrated workplace effectiveness solutions; Centrefile, a provider of payroll and human resources management solutions in the United Kingdom; and Usertech, a provider of computer user training and performance support programs. Ceridian's other businesses include Comdata, a provider of transaction processing and information services to the transportation industry, and Arbitron, a research company serving the media industry.

ABR Information Services, Inc. provides comprehensive benefits administration, payroll and human resource services to employers seeking to outsource functions such as COBRA, HIPAA, payroll and tax deposit filings, flexible spending accounts, qualified plans and other services. ABR provides services to employers ranging in size from 20 to over 200,000 employees. ABR provides portability (primarily COBRA and HIPAA) services through the trade name CobraServ(R) and payroll and tax deposit filing services through the trade name PayAmerica(R).